Exhibit 99.1

Limoneira Pauses Regular Common Stock Dividend as it Makes Strategic Investments in Expanding Avocado Production, Increasing Organic Recycling and Pursuing New Housing

Tracking Toward $10 Million in Targeted Annual Selling, General and Administrative Savings

Company Reiterates Avocado and Lemon Volume Guidance for Full Year Fiscal 2026

Near-Term Water Monetization Expected in Fiscal Year 2026 as Company Advances Water Value Creation Strategy

SANTA PAULA, Calif.-- (BUSINESS WIRE) – March 23, 2026 -- Limoneira Company (the “Company” or “Limoneira”) (Nasdaq: LMNR), a diversified lemon and avocado growing and lemon packing company with related agribusiness activities and real estate development operations, today announced that its Board of Directors paused its regular cash dividends on its outstanding common stock to support the Company’s capital strategic investments including transitioning a portion of its agriculture lands to higher value avocado production and providing much needed new housing in one of the nation’s most unaffordable markets – initiatives that are designed to maximize sustainable long-term stockholder returns.

The Company continues to execute on its planned value creation strategy of growing agriculture income and monetizing land and water assets.

•	Agriculture initiatives include:

•	Streamlining operations;

•	Expanding avocado production - The Company has 800 acres of non-bearing avocados estimated to become full bearing over the next few years, which will make it one of the largest producers of avocados in the United States;

•	Optimizing lemon production and packing with recently announced Sunkist partnership; and

•	Expanding the existing organic recycling facility.

•	Land and water assets initiatives include:

•	Selling non-strategic land assets (remaining near-term pipeline); and

•	Selling certain water rights (near and medium-term pipeline).

Management Comments

“Our Board and management team are committed to deploying capital in ways that generate the highest returns for shareholders,” said Harold Edwards, President and Chief Executive Officer of the Company. “The goal of this updated dividend policy is to provide Limoneira with enhanced financial flexibility to reduce debt and pursue the highest return-generating opportunities as it pursues its strategic investments in enhanced avocado production, expanded organic recycling and new housing. The Board will monitor the incremental increases in cash flow to the Company attributable to these strategic investments and it expects to resume dividends aligned with historical practice as soon as it is prudent to do so.”

“We are reiterating our volume guidance for both lemons and avocados in fiscal year 2026 and our decision to partner with Sunkist remains on track to achieve our goal of approximately $10 million in selling, general and administrative savings for fiscal year 2026 and our planned organic recycling joint venture with Agromin is expected to process 300,000 tons of organic waste annually and contribute to EBITDA when the facility becomes operational in fiscal year 2027.”

Reiterating Fiscal Year 2026 Guidance and Longer-Term Outlook

The Company continues to expect fresh lemon volumes to be in the range of 4.0 million to 4.5 million cartons for fiscal year 2026. The Company continues to expect avocado volumes to be in the range of 5.0 million to 6.0 million pounds for fiscal year 2026.

The Company expects to receive total proceeds of approximately $180 million from Harvest, LLCB II, LLC and East Area II spread out over seven fiscal years, of which $10 million was received in fiscal year 2025 and $15 million was received in fiscal year 2024.

Harvest at Limoneira Cash Flow Projections (in millions)

Fiscal Year	2024 Actual	2025 Actual	2026	2027	2028	2029	2030
Projected Distributions	$15	$10	$5	$35	$41	$32	$42

The Company has 800 acres of non-bearing avocados estimated to become full bearing over the next two to four years, which the Company expects will enable strong organic growth in the coming years. Additionally, the Company plans to continue expanding its plantings of avocados over the next two fiscal years. The foregoing describes organic growth opportunities and does not include potential acquisition opportunities for the Company in its highly fragmented industry.

About Limoneira Company

Limoneira Company, a 133-year-old international agribusiness headquartered in Santa Paula, California, has become one of the premier integrated agribusinesses in the world. Limoneira (lē moñ âra) is a dedicated sustainability company with 7,000 acres of rich agricultural lands, real estate properties, and water rights in California, Arizona and Argentina. The Company is a leading producer of lemons and avocados that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

Investors

John Mills

Managing Partner

ICR 646-277-1254

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Limoneira’s current expectations about future events and can be identified by terms such as “could,” “expect,” “may,” “anticipate,” “outlook,” “plans,” “intend,” “should,” “will,” “likely,” “strive,” and similar expressions referring to future periods.

Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors that may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: success in executing the Company’s business plans and strategies, including the plans to develop new housing and to transition a portion of the Company’s agriculture lands to avocado production, and the merger of the Company's citrus sales and marketing into Sunkist Growers Inc. and managing the risks involved in the foregoing; the ability of the Company’s strategies to improve efficiency and reduce cost; changes in laws, regulations, rules, quotas, tariffs and import laws; weather conditions that affect production, transportation, storage, import and export of fresh produce; increased pressure from crop disease, insects and other pests; disruption of water supplies or changes in water allocations; disruption in the global supply chain; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; inability to pay debt obligations; ability to maintain compliance with debt covenants under our loan agreements or obtain modifications, waivers or deferrals of such covenants; changes in interest rates and the impact of inflation; availability of financing for land development activities; general economic conditions for residential and commercial real estate development; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; government restrictions on land use; the impact of foreign exchange rate movements; loss of important intellectual property rights; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Limoneira’s SEC filings that are available on the SEC’s website at http://www.sec.gov. Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.